Exhibit 10.17

Juno Therapeutics, Inc.

307 Westlake Avenue North, Suite 300

Seattle, WA 98109

March 20, 2014

Steven Harr

Dear Steve:

I am pleased to offer you a position with Juno Therapeutics, Inc. (the “Company”) as its Chief Financial Officer and Head of Corporate Development, reporting to me. Commencing on April 22, 2014 (the “Start Date”), and during your employment term with the Company, you will receive an annual base salary of $400,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As an employee, you also will be eligible to participate in the employee benefit plans maintained by the Company of general applicability to other employees of the Company.

You will be considered for an annual incentive bonus (the “Bonus”) with a target equal to 30% of your annual base salary upon attainment of certain performance objectives to be determined by the Company’s Board of Directors (the “Board”). The attainment of the performance objectives will be determined by the Board. Your Bonus, if earned, will be payable no later than the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the Bonus is earned.

In addition, subject to the execution and delivery of this letter by you and by the Company, the Board shall grant you 3,200,000 restricted shares of the Company’s Common Stock (the “Restricted Shares”). The Restricted Shares shall vest as follows: 25% of the Restricted Shares shall vest on the one (1) year anniversary of the Start Date, and 1/48 of the Restricted Shares shall vest on each monthly anniversary thereafter, subject to your continuing to be a service provider of the Company through the applicable vesting dates. The Restricted Shares will be subject to the terms and conditions of the Juno Therapeutics, Inc. 2013 Equity Incentive Plan, as then in effect, (the “Plan”) and a restricted stock award agreement thereunder in the form attached hereto as Exhibit A, including vesting requirements.

During your employment, you shall be authorized to incur reasonable documented expenses in the performance of your duties. The Company shall reimburse you for all such expenses promptly after the presentation by you of itemized documentation reflecting such expenditures, all in accordance with the Company’s procedures and policies as adopted and in effect from time to time.

During your employment, the Company will reimburse you for expenses related to you and your immediate family relocating to Seattle. The Company will only reimburse you for reasonable moving expenses, closing costs for one residence, travel expenses, and temporary accommodation expenses associated with you and your immediate family relocating to Seattle (collectively, “Relocation Expenses”). In addition, the Company will only reimburse you for the Relocation Expenses once you submit valid receipts to the Company, and the Relocation Expenses will only be reimbursed to you (or paid by the Company on your behalf) if you are an employee of the Company on the date of reimbursement or payment by the Company. Relocation Expenses must be substantiated in writing (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation cost) within thirty (30) days any such Relocation Expense is incurred. Any such Relocation Expense will be reimbursed to you via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of your written substantiation.

You should be aware that your employment with the Company will be for no specified period and will constitute at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks notice.

If the Company terminates your employment other than for Cause, death or Disability, or if you terminate your employment for Good Reason, then you will be entitled to receive, subject to your executing and delivering to the Company, after such termination of employment, a written general release and a consulting agreement that requires you to provide reasonable transition services for a period of nine (9) months, each in forms satisfactory to the Company, provided that the consulting agreement will not require you to provide services in excess of twenty percent (20%) of the average level of bona fide service that you performed for the Company over the immediately preceding 36-month period (or the full period of service to the Company if you have been providing service to the Company less than thirty-six (36) months) (collectively, the “Release”), that become effective and irrevocable by the sixtieth (60th) day following your termination of employment (the “Release Deadline Date”) the following (the “Severance Arrangement”), (i) continuing payments of severance pay (less applicable withholding taxes) for a period of nine (9) months (the “Severance Period”) to be paid periodically in accordance with the Company’s normal payroll policies at a rate equal to the sum of your monthly base salary rate, in each case as in effect immediately prior to your termination (but without taking into, account any reduction of your base salary in breach of this letter), (ii) continued vesting of your Restricted Shares so long as you continue to provide services to the Company under the consulting agreement included as part of the Release; and (iii) if you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) pursuant to the Company’s normal expense reimbursement policy until the earlier of (A) a period of six (6) months from the last date of employment of you with the Company, or (B) the date upon which you and/or your eligible dependents become covered under similar plans; provided, however, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage. Notwithstanding anything to the contrary under this letter, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), you will not receive such payment or any further reimbursements for COBRA premiums.

In the event of a Change in Control (as defined in the Plan) the vesting of the Restricted Shares shall be modified without any further action required by the parties hereto, as follows (the “Change-of-Control Vesting Arrangement”).

•	If such Change of Control occurs on or before the third anniversary of your Start Date, all but 800,000 of the outstanding unvested Restricted Shares will vest on the date of such Change of Control, and the monthly vesting of the remaining 800,000 outstanding unvested Restricted Shares will be suspended, and if you remain employed by the Company for twelve months following such Change in Control, then all of those outstanding unvested Restricted Shares will vest on the first anniversary of that Change of Control.

•	If a Change in Control (as defined in the Plan) occurs, regardless of whether or not it occurs on or before the third anniversary of your Start Date, and (a) on or within the period that is three months prior to or twelve months following such Change of Control either (i) the Company terminates your employment other than for Cause, death or Disability, or (ii) you terminate your employment for Good Reason, and (b) you execute a Release that becomes effective and irrevocable by the Release Deadline Date, then all of the outstanding unvested Restricted Shares will vest as of the later of the Change in Control or your termination of employment, as applicable.

The Company will deliver the forms of Release to you within five (5) days following the termination of your employment without Cause. Notwithstanding the foregoing, if the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to severance payments or other separation benefits under this letter. In no event will severance payments or other separation benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by the following paragraph, if the Release becomes effective by the Release Deadline Date, severance payments and other separation benefits under this letter will commence on the Release Deadline Date. Except as required by the following paragraph, any installment payments that would have been made to you during the period from the date of your termination of employment through the date the Release becomes effective and irrevocable but for the preceding sentence will be paid to you on the Release Deadline Date, and the remaining payments will be made as provided in this letter.

Notwithstanding anything to the contrary in this letter, any severance payments or benefits under this letter that would be considered deferred compensation (the “Deferred Payments”) under Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) (the “Code”) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) will not be paid until you have experienced a “separation from service” within the meaning of Section 409A. Additionally, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then the Deferred Payments that would otherwise be due to you on or within the six (6) month period following your separation from service but for this paragraph, will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment. It is the intent of this letter to comply with the requirements of Section 409A so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

If your employment hereunder is terminated, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by you as a result of your employment by another employer, by retirement benefits, or otherwise.

For purposes of this letter, “Cause” means (i) a willful and material act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by you that the Board reasonably determines has had or will have a detrimental effect on the Company’s reputation or business; (iii) your gross misconduct, (iv) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any material obligations under any written agreement or covenant with the Company; or (vi) your continued substantial failure to perform your employment duties (other than as a result of your physical or mental incapacity) after you have received a written demand of performance from the Board that specifically sets forth the factual basis for the Board’s determination that you have not substantially performed your duties and have failed to cure such non-performance to the Board’s reasonable satisfaction within ten (10) business days after receiving such notice. For purposes of this paragraph, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority or instructions given to you pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by you in good faith and in the best interest of the Company.

For purposes of this letter, “Disability” means: (i) an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) receipt of income replacement benefits for a period of not less than three (3) months, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, under an accident and health plan covering employees of the Company.

For purposes of this letter, “Good Reason” means your resignation within thirty (30) days following expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your written consent: (i) a material reduction in your base salary; (ii) a material diminution of your duties, responsibilities or reporting lines; (iii) a change in the location of your employment of more than fifty (50) miles; or (iv) the Company’s material breach of the terms of this letter or any other material written agreement between you and the Company. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured).

You acknowledge and agree that you will disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Please notify the Company immediately if this is not the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook, which the Company will soon complete and distribute.

You are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement mutually and reasonably agreed to by the Company and you in the form attached to this letter as Exhibit B, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Agreement by the Start Date or the terms and provisions of this letter shall terminate. To accept the Company’s terms of employment described herein, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We look forward to continuing to work with you at Juno Therapeutics, Inc.

Sincerely,

/s/ Hans Bishop
Hans Bishop Chief Executive Officer, Juno Therapeutics, Inc.

Agreed to and accepted:

Signature: /s/ Steven Harr

Printed Name: Steven Harr

Date: 04/03/14

Enclosures

    Duplicate Original Letter